                                                                      Exhibit 99

          WINTHROP RESIDENTIAL ASSOCIATES II, A LIMITED PARTNERSHIP
                          FORM 10-QSB JUNE 30, 1999



Supplementary Information Required Pursuant to Section 9.4 of the Partnership Agreement

   1. Statement of Cash Available for Distribution for the three months ended June 30, 1999:

      Net Loss                                                      $    (4,000)
      Add:     Depreciation                                              73,000
               Amortization                                               2,000
      Less:    Minority interest                                         (2,000)
               Cash to reserves                                         (42,000)
                                                                    -----------

      Cash Available for Distribution                               $    27,000
                                                                    ===========

      Distributions allocated to General Partners                   $     2,000
                                                                    ===========

      Distributions allocated to Limited Partners                   $    25,000
                                                                    ===========

   2. Fees and other compensation paid or accrued by the Partnership to the general partners, or their affiliates, during the three months ended June 30, 1999:

          Entity Receiving                          Form of
            Compensation                          Compensation                     Amount
      -------------------------    -------------------------------------------   ----------
      General Partners             Interest in Cash Available for Distribution   $    2,000

      WFC Realty Co., Inc.
      (Initial Limited Partner)    Interest in Cash Available for Distribution            5

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